PROTERRA

Q4 2021

QUARTERLY LETTER

MARCH 1, 2022

2021 was a seminal year for both the growth of Proterra and for commercial vehicle electrification. We believe we have established a foundational platform to supply our battery technology across the commercial vehicle landscape and enable commercial vehicle manufacturers to scale rapidly as fleets continue to embrace electrification in the years ahead. With Proterra Powered expanding its partnerships from 5 to 13 OEMs covering 19 vehicle programs since the start of 2021, and Proterra Transit orders growing 45% Y/Y, our backlog and contracted orders have grown to approximately $1.3 billion as of December 31, 2021. Revenue grew by 23% Y/Y to $243 million in 2021, capped by record Q4 revenue, even as global dislocations in supply chain and logistics and cost inflation continued to constrain our production and adversely impacted our gross margin. For the full year 2021, Proterra Powered battery system deliveries rose 155% Y/Y to 273 vehicle sets, Proterra Transit new bus deliveries increased 22% Y/Y to 208 electric buses, and battery production grew 70% Y/Y to 189 megawatt-hours (MWh). Our cash and short-term investments at the end of 2021 were $661 million. We have a contract for battery cell supply through 2028, and we expect our third battery factory to begin production in late 2022 and to increase our production capacity by multiple gigawatt-hours (GWh) per year.
We have no time to waste: last July was Earth’s hottest month ever recorded and the frequency of climate-related disasters has doubled in the last 30 years. It is no longer enough to merely talk of what needs to be done. We need to be doing it, and now. This requires more than just strategy, but also superior technology that meets the needs of the market, manufacturing capacity in operation, and a dedicated and dynamic team that has the ability and experience to execute on the strategy. We believe our Q4 and 2021 results demonstrate how we are achieving all of these.

PROTERRA TRANSIT
Proterra Transit revenue grew 28% Y/Y to $55 million in Q4 2021, as new bus deliveries increased by 13% to 54 electric transit buses in the quarter, up from 48 in Q4 2020. We also delivered an additional nine pre-owned buses, demonstrating for the first time a market opportunity for our pre-owned electric buses. Production in 2021 remained constrained by shortages in wiring harness connectors, metal fabrication, and other parts, while labor shortages related to the Covid-19 pandemic at our facilities as well as those of our suppliers and shippers impacted production timelines. Nevertheless, our manufacturing and supply teams leveraged their experience to adjust production schedules and find new suppliers or identify alternative parts, when possible, to enable us to match our highest quarter of new bus deliveries to date.
Proterra Transit deliveries rose 22% Y/Y to 208 new buses, and orders grew 45% in 2021, following a record quarter of orders in Q4, surpassing our previous record by more than 50%. More than 70% of our new orders in 2021 came from existing customers. The Infrastructure Investment and Jobs Act, which increases the Low and No Emission grant funding for zero-emission buses more than five-fold from 2020 levels, to more than $800 million per year from 2022 to 2026, was enacted in November, but those funds have not yet been made available to transit agencies. At the end of 2021, Proterra Transit’s backlog was approximately $450 million.

PROTERRA POWERED & ENERGY
Proterra Powered & Energy revenue grew 19% to $13 million in Q4 2021. Proterra Powered delivered battery systems for 139 vehicles in Q4 2021, up 321% from 33 in Q4 2020. Battery production— for both Proterra Powered and Proterra Transit—grew 63% Y/Y to 44 MWh in Q4 2021, as compared to 27 MWh in Q4 2020.
Proterra Powered has added new partnerships with eight OEMs since the start of 2021, and our contracted orders through 2025 now total approximately $800 million. In Q4 2021, Proterra Powered added three new partnerships utilizing our battery technology: (1) Vicinity Motors’ 28-foot Lightning Transit Bus and Class 3 and Class 5 trucks, (2) Anadolu Isuzu’s 12- and 18-meter transit buses in Europe, and (3) Nikola Motors not only for the Tre BEV but also the Tre FCEV, demonstrating the applicability of our battery technology in Class 8 trucks including fuel cell applications. To date, Proterra Powered has been adopted by 13 OEMs covering 19 vehicle programs spanning Class 3 to Class 8 trucks, multiple different bus types, and three off-highway applications. By the end of 2022, ten of Proterra Powered’s 19 vehicle programs are scheduled to be in serial production.

Demand for Proterra Energy charging solutions for use by both Proterra Transit and Proterra Powered vehicles remains robust, however, our ability to complete installations was constrained in the second half of 2021 primarily due to shortages of critical charging hardware. As a result, approximately 5 MW of charging installations were rescheduled for 2022. In Q4 2021, Proterra Energy installed 1.9 MW of DC-fast chargers, down 24% Y/Y from 2.5 MW installed in Q4 2020. Interest in, and orders for, Proterra Energy’s fleet charging solutions continue to grow as we develop solutions for larger, more complex projects to support growing commercial electric fleets. Proterra Energy’s advanced analytics, charger management, and chargers will be leveraged in our landmark project with the Los Angeles Department of Transportation—7.5 MW of Proterra Energy’s DC-fast chargers paired with a solar and energy storage microgrid—as well as Santa Clara Valley Transportation Authority’s solar and storage microgrid project with 3 MW of Proterra Energy charging solutions.

Q4 2021 FINANCIALS
In Q4 2021, revenue grew 26% to $68 million, as compared to $54 million in Q4 2020, driven by double-digit percentage growth at both Proterra Transit and Proterra Powered & Energy. For the full year 2021, revenue grew 23% to $243 million, as compared to $197 million in 2020, and revenue has grown at a compound annual growth rate of 25% since 2018. Gross loss in Q4 2021 was $(2.8) million, as compared to gross profit of $1.1 million in Q4 2020. The decline was largely a result of product mix in the quarter, higher freight costs, bus material costs, and labor and overhead expenses that have grown at a faster pace than we had expected in large part due to interruptions in supply chain and production inefficiencies resulting from parts shortages, shipping delays, and Covid-19-related absences in the labor force.
Research and development expense was $13 million in Q4 2021, as compared to $10 million in Q4 2020, as we continued to invest in our next-generation battery technology and our drivetrain and software offerings. Selling, general and administrative expense was $26 million in Q4 2021, as compared to $20 million in Q4 2020, driven largely by investment in Proterra Powered & Energy’s infrastructure and the increased cost associated with operating as a public company. Total operating expense in Q4 2021 was $38 million, which included $5 million in stock-compensation expense. Net loss was $(45) million in Q4 2021, as compared to a loss of $(33) million in Q4 2020. Adjusted EBITDA loss was $(32) million in Q4 2021, as compared to a loss of $(23) million in Q4 2020.
Capital expenditures totaled $11 million in Q4 2021 and $23 million for the full year 2021, as compared to $6 million and $26 million, respectively, in Q4 2020 and for the full year 2020. As of December 31, 2021, cash and short-term investments totaled $661 million, and we ended the year with basic shares outstanding of 222 million, and $163 million in convertible debt outstanding.
The Q4 and full year information above reflects our preliminary unaudited results and is based on the information available as of the date of this letter. The audit may require adjustments which could result in changes to the Company’s unaudited financial results included in this press release. We will file a Form 12b-25 with the Securities and Exchange Commission, which provides an automatic 15-day extension of the filing deadline for our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

OUTLOOK
Based on our current outlook for supply chain and battery capacity expansion, we expect total revenue to grow between 24% and 34% Y/Y to a range of $300 million to $325 million in FY2022, as Proterra Powered & Energy revenue is expected to more than double to above $100 million. Significant supply chain uncertainty remains a challenge that is unlikely to be helped by recent geopolitical conflict, and we expect the core supply chain and production challenges we faced in Q4 2021 to continue at least for the next several quarters. While this may limit gross margin improvement in 2022, we expect gross margin to improve over time with the benefit of a recently implemented increase to our bus pricing, improved supply chain efficiencies, and ongoing cost reduction initiatives. In 2022, we also expect to increase our investment in R&D and other support functions as compared to 2021, and for capital expenditures to be between $80 and $100 million, largely focused on the expansion of our battery manufacturing capacity.
With Proterra Powered’s contracted orders and Proterra Transit and Energy backlog at approximately $1.3 billion, multiple GWh per year of battery cell supply under contract through 2028, our new factory expected to more than triple our battery manufacturing capacity during 2023, and cash and short-term investments of $661 million at the end of 2021, we believe we are well-positioned in the commercial vehicle ecosystem not only to grow and scale with electric commercial vehicle adoption in the years ahead, but to help accelerate it. We are working diligently to keep pace with demand, and intend to grow as fast as our production capacity and supply chain allows in 2022. Further growth at Proterra Powered is achievable only after our new Greer facility starts production, while Proterra Transit is currently operating at full capacity on one shift while waiting for parts shortages and shipment delays to ease before we consider adding a second shift.
The era of commercial vehicle electrification has only just begun. Trucks and buses not only account for about 7% of global greenhouse gas emissions, according to the IEA, but they have been growing over the last couple of decades. Our mission is to advance EV technology to deliver the world’s best-performing commercial vehicles in order to ultimately eliminate those emissions. It is not a mission we merely aspire to fulfill one day in the distant future, but one that our proven technology, existing manufacturing capacity, and experienced team have enabled us to already be accomplishing with real products being delivered to customers and on the road reducing emissions today. We are extremely grateful for the hard work and dedication of our employees, partners, and suppliers—as well as the support of our customers and shareholders—that enable us to pursue this mission. We also express our gratitude to our co-founder, board member and former CEO Ryan Popple for all he did to help develop this company and its culture and to enable us to be in the position we are in today. We express our deepest sympathies and support to his family. Rest in peace, our dear friend. We continue to pursue our mission, and your dream, as tirelessly as you did.

WEBCAST INFORMATION
Proterra will provide a live webcast of its fourth quarter and full year 2021 financial results conference call beginning at 2:00 p.m. PT on March 1, 2022, at the “Events and Presentations” section of our investor relations website at ir.proterra.com. This webcast will also be available for replay for approximately one year thereafter.
FORWARD-LOOKING STATEMENTS
This quarterly letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to Proterra’s potential and future performance, the current and future outlook of the North American electric transit bus market and the markets for other electric commercial vehicles, including the impact of legislation and government regulation on those markets, Proterra’s guidance for fiscal 2022 (including our estimates for total revenue, Proterra Powered & Energy revenue, gross margin, increased investment in R&D and other support functions and capital expenditures), the future impact of Proterra’s customer agreements, supply chain agreements, growth plans including expectations for the new battery factory, and the future impact of bus pricing increases, supply chain efficiencies and cost reduction measures, and supply chain and production disruptions. Forward-looking statements are predictions, projections, expectations and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this quarterly letter, including risks and uncertainties set forth in the sections entitled “Risk Factors” in the Proterra’s prospectus dated July 9, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 9, 2021, and Proterra’s annual and quarterly reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward looking statements. The forward-looking statements included in this quarterly letter speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.
NON-GAAP FINANCIAL MEASURES
This quarterly letter contains a presentation of Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is net income (loss) as adjusted for interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, (gain) loss on valuation of derivative and warrant liabilities and asset impairment charges. In addition to Proterra’s results determined in accordance with GAAP, Proterra’s management uses this non- GAAP financial information to evaluate the company’s ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing Proterra’s operating performance.

We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities and provides investors with a means to compare Proterra’s financial measures with those of comparable companies, which may present similar non GAAP financial measures to investors. However, investors should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

OPERATING METRICS

	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
Proterra Transit New Buses Delivered	53	36	33	48	48	54	52	54
Proterra Powered Battery Systems Delivered	4	38	32	33	26	30	78	139
MW Charging Infrastructure Installed	2.6	2.4	12.3	2.5	5.4	4.6	2.6	1.9

NET LOSS TO ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended December, 31		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Adjusted EBITDA Reconciliation:
Net loss	$(45,138)	$(32,623)	$(250,006)	$(127,007)
Add (deduct):
Interest expense, net	6,694	8,849	50,982	15,413
Provision for income taxes	16	22	16	22
Depreciation and amortization expense	4,014	4,043	15,689	15,536
Stock-based compensation expense	4,796	2,731	16,061	10,282
(Gain) loss on valuation of derivative and warrant liabilities	(2,736)	(6,072)	70,177	12,989
Asset impairment charge	—	121	—	121
Adjusted EBITDA	$(32,354)	$(22,929)	$(97,081)	$(72,644)

INVESTOR RELATIONS CONTACT:	PRESS CONTRACT:

Aaron Chew	Shane Levy
VP of Investor Relations	Communications
ir@proterra.com	pr@proterra.com

Proterra Inc
Consolidated Statements of Operations
(Unaudited) (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Product revenue	$65,049	$53,158	$232,450	$190,411
Parts and other service revenue	3,362	989	10,410	6,532
Total revenue	68,411	54,147	242,860	196,943
Product cost of goods sold	66,629	51,482	229,142	181,987
Parts and other service cost of goods sold	4,577	1,555	11,666	7,417
Total cost of goods sold	71,206	53,037	240,808	189,404
Gross profit (loss)	(2,795)	1,110	2,052	7,539
Research and development	12,529	10,100	43,840	36,233
Selling, general and administrative	25,514	19,974	85,841	67,139
Asset impairment charge	—	121	—	121
Total operating expenses	38,043	30,195	129,681	103,493
Loss from operations	(40,838)	(29,085)	(127,629)	(95,954)
Interest expense, net	6,694	8,849	50,982	15,413
(Gain) loss on valuation of derivative and warrant liabilities	(2,736)	(6,072)	70,177	12,989
Other expense (income), net	326	739	1,202	2,629
Loss before income taxes	(45,122)	(32,601)	(249,990)	(126,985)
Provision for income taxes	16	22	16	22
Net loss	$(45,138)	$(32,623)	$(250,006)	$(127,007)
Net loss per share of common stock
Basic	$(0.21)	$(6.38)	$(2.07)	$(28.96)
Diluted	$(0.43)	$(6.38)	$(2.07)	$(28.96)
Weighted average shares used in per share computation:
Basic	218,866	5,117	120,886	4,385
Diluted	243,748	5,117	120,886	4,385

Proterra Inc
Consolidated Balance Sheets
(Unaudited) (in thousands)

	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$170,039	$110,719
Accounts receivable, net	81,644	51,716
Short-term investments	490,967	68,990
Inventory	114,556	92,330
Prepaid expenses and other current assets	15,300	7,455
Deferred cost of goods sold	1,816	2,037
Restricted cash, current	12,105	8,397
Total current assets	886,427	341,644
Property, plant, and equipment, net	62,246	53,587
Operating lease right-of-use assets	24,282	10,310
Restricted cash, non-current	460	4,581
Other assets	8,472	4,789
Total assets	$981,887	$414,911
Liabilities and Stockholders’ Equity:
Accounts payable	$53,404	$25,074
Accrued liabilities	20,634	19,736
Deferred revenue, current	13,821	16,015
Operating lease liabilities, current	4,084	3,153
Total current liabilities	91,943	63,978
Debt, non-current	110,999	133,252
Derivative liability	—	70,870
Warrant liability	—	39,670
Deferred revenue, non-current	22,585	12,206
Operating lease liabilities, non-current	20,963	7,891
Other long-term liabilities	15,245	12,578
Total liabilities	261,735	340,445
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; zero shares authorized and zero shares issued and outstanding as of December 31, 2021; 115,644 shares authorized and 115,136 shares issued and outstanding as of December 31, 2020; liquidation preference zero as of December 31, 2021 and $631.3 million as of December 31, 2020	—	13
Common stock, $0.0001 par value; 500,000 shares authorized and 221,960 shares issued and outstanding as of December 31, 2021; 156,277 shares authorized and 5,678 shares issued and outstanding as of December 31, 2020	22	1
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of December 31, 2021; zero shares authorized, issued and outstanding as of December 31, 2020	—	—
Additional paid-in capital	1,578,943	682,671
Accumulated deficit	(858,225)	(608,219)
Accumulated other comprehensive loss	(588)	—
Total stockholders’ equity	720,152	74,466
Total liabilities and stockholders’ equity	$981,887	$414,911

Proterra Inc
Consolidated Statements of Cash Flows
(Unaudited) (in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(250,006)	$(127,007)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,689	15,536
Loss on disposal of fixed assets	645	143
Asset impairment charge	—	121
Stock-based compensation	16,061	10,282
Amortization of debt discount and issuance costs	34,809	6,045
Accretion of debt end of term charge and PIK interest	8,207	3,501
Loss on valuation of derivative and warrant liabilities	70,177	12,989
Others	1,281	(153)
Changes in operating assets and liabilities:
Accounts receivable	(29,928)	(7,216)
Inventory	(20,181)	2,182
Prepaid expenses and other current assets	(8,021)	(1,043)
Deferred cost of goods sold	221	(797)
Operating lease right-of-use assets and liabilities	30	87
Other assets	(1,974)	1,575
Accounts payable and accrued liabilities	27,447	(4,090)
Deferred revenue, current and non-current	6,586	9,599
Other non-current liabilities	2,696	2,176
Net cash used in operating activities	(126,261)	(76,070)
Cash flows from investing activities:
Purchase of investments	(587,846)	(108,960)
Proceeds from maturities of investments	164,000	80,000
Purchase of property and equipment	(23,435)	(25,565)
Net cash used in investing activities	(447,281)	(54,525)
Cash flows from financing activities:
Merger and PIPE financing	644,695	—
Payment of tax withholding obligations on earnout shares	(634)	—
Proceeds from debt, net of issuance costs	—	219,471
Repayment of debt	(17,083)	(22,787)
Repayment of finance obligation	(2,642)	(484)
Proceeds from government grants	1,323	275
Proceeds from exercise of stock options and warrants	6,790	4,168
Proceeds from issuance of stock, net of issuance costs	—	—
Net cash provided by financing activities	632,449	200,643
Net increase (decrease) in cash and cash equivalents, and restricted cash	58,907	70,048
Cash and cash equivalents, and restricted cash at the beginning of period	123,697	53,649
Cash and cash equivalents, and restricted cash at the end of period	$182,604	$123,697
Supplemental disclosures of cash flow information:
Cash paid for interest	$9,074	$5,827
Cash paid for income taxes	15	9

Proterra Inc
Consolidated Statements of Cash Flows
(Unaudited) (in thousands)

	Year Ended December 31,
	2021	2020
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$4,955	$659
Non-cash transfer of leased assets to inventory	2,046	635
Reclassification of Convertible Notes warrants liability upon exercise	17,696	—
Conversion of Convertible Notes into common stock	48,607	—
Reclassification of remaining Convertible Notes warrants liability upon the reverse recapitalization	69,320	—
Reclassification of derivative liability upon the reverse recapitalization	182,554	—
Conversion of preferred stock into common stock	627,315	—
Cashless warrant exercise	53,326	—
Non-cash long-term investment	1,600	—